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                                                              EXHIBIT No. 10(00)

                             Employment Agreement

     THIS AGREEMENT is made as of the 27th day of August, 1998, by and between ICF Kaiser International, Inc., a Delaware corporation (the "Corporation"), and Keith M. Price, presently a resident of Boise, Idaho (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive, and the Executive desires to become an employee of the Corporation, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

     1.   Employment Duties.

          (a) Employment and Employment Period. The Corporation shall employ the Executive to serve as President and Chief Operating Officer of ICF Kaiser International, Inc., as set forth below for a continuous period of one (1) year commencing August 5, 1998 (the "Employment Period"). The Employment Period may be extended by mutual agreement of the parties.

          (b) Offices, Duties and Responsibilities. As soon as the Executive commences employment with the Corporation, he shall be elected President and Chief Operating Officer of ICF Kaiser International, Inc. The Executive shall report to the Chairman and Chief Executive Officer of the Corporation and shall be a member of all senior management groups of the Corporation. The Executive will have full authority over all line operations including business development, marketing, sales organizational structure and strategy. The Executive's offices shall be located at the Corporation's headquarters building in Fairfax, Virginia.

          (c) Devotion to Interests of the Corporation. Except as expressly authorized by the Corporation's Board of Directors, until the effective date of notice of termination of this Agreement by either the Executive or the Corporation, with or without cause, the Executive shall render his business services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of the Corporation.

          (d) Service as a Director of the Corporation. Executive is currently serving as a director of the Corporation with a term ending at the Annual Meeting of Shareholders in the year 2001 and until his successor is duly elected. As soon as Executive commences employment with the Corporation, he shall no longer be compensated as a non-employee director for his continuing service as a director of the Corporation.

     2.   Compensation and Fringe Benefits.

          (a) Base Compensation. The Corporation shall pay the Executive a base salary at the rate of $375,000 per year through August 4, 1999, in installments in accordance with the Corporation's regular practice for compensating executive personnel. The amount of the Executive's base compensation on and after August 4, 1999 shall be subject to adjustment as recommended by the Compensation Committee of the Corporation's Board of Directors ("Compensation Committee"), but any adjustment shall not be less than the rate of $375,000 per year.

          (b) Bonus Compensation. The Executive shall be paid a signing bonus of $100,000, which shall be deemed earned and vested, $50,000 of which will be paid upon commencement of employment (payable with Executive's first paycheck) for calendar year 1998 and the other $50,000 of which will be paid on January 1, 1999. In addition, Executive shall be provided a bonus opportunity of not less than fifty percent (50%) of the Executive's base salary based on the performance of the Corporation for the period of August 5, 1998 to August 4,
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1999. The terms of such bonus opportunity shall be set by the Compensation
Committee within sixty (60) days after the Executive commences employment with the Corporation.

          (c) Fringe Benefits. The Executive shall be entitled to such fringe benefits during the term of his employment as are generally made available by the Corporation to executive personnel. Such benefits shall include participation in the Corporation's defined contribution retirement plan, 401 (k) Plan, and health, term life and disability insurance programs. The Executive shall also be reimbursed for reasonable expenses incurred in connection with travel and entertainment related to the Corporation's business and affairs and will be paid by the Corporation in a manner consistent with past practice and as amended by any subsequent changes of Corporate Policy.

     3. Stock Options. Within thirty (30) days after the Executive commences employment with the Corporation, the Corporation shall grant to the Executive incentive stock options and non-qualified options under the Company's Stock Incentive Plan to purchase an aggregate of 150,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a purchase price equal to the average of the closing prices of the Common Stock on the New York Stock Exchange on each of the twenty (20) days ending the day immediately preceding the date of such grant. Such options shall consist of non-qualified options only to the extent required under the Corporation's Stock Incentive Plan, or as required by law. In addition to the customary terms, such Options will be subject to the following provisions:

          (a) Option Term. The options expire three (3) years from the date of grant.

          (b) Vesting. Fifty percent (50%) of the options shall vest on February 5, 1999, and fifty percent (50%) shall vest on August 4, 1999.

          (c) Exercise. Subject to applicable securities laws and regulations, all vested options are exercisable at any time prior to expiration of their exercise period.

     4.   Payment of Certain Expenses.

          (a) Payment of Temporary Living Expenses. In connection with the Executive's temporary stay in the Washington, DC area for a period of up to one
(1) year and pending the relocation of his household from the Boise, Idaho area to the Washington, DC area, he will be reimbursed for the following costs and expenses, provided, in each case, that such costs are reasonable and documentation is provided:

               (i) The cost of travel (up to two [2] round trips per month) between Boise, Idaho and the Washington, DC area incurred by the Executive or Georganne Price; and

               (ii) Furnished, short-term housing expenses for the Executive in the Washington, DC area; and

               (iii) All cost of moving the Executive's family and household goods from the Boise, Idaho area to the Washington, DC area; and

               (iv) The costs or otherwise make arrangements for an appropriate standard rental car provided in Fairfax, Virginia.

          (b)  Payment of Other Expenses.

               (i) The Corporation shall pay Executive the costs of legal expenses related to the negotiation and execution of this Agreement; and

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          (c) Gross-up of Expenses. The Temporary Living Expenses reimbursements set forth in subsection (a) above shall, to the extent appropriate, be "grossed up." For this purpose, "grossed-up" means in case of a reimbursed expense that is taxable to the Executive and is not deductible for Federal income tax purposes, that the Executive will be paid an amount which, after Federal income taxes on such amount, will equal the amount of the non-deductible reimbursable expense.

     5. Trade Secrets. The Executive shall not use or disclose any of the Corporation's trade secrets or other confidential information. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, "know-how", formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to the Executive by a third party who is entitled to receive and disclose such information.

     6. Return of Documents and Property. Upon the effective date of notice of the Executive's or the Corporation's election to terminate this Agreement, or at any time upon the request of the Corporation, the Executive (or his heirs or personal representatives) shall deliver to the Corporation (a) all documents and materials containing trade secrets or other confidential information relating to the Corporation's business and affairs, and (b) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

     7. Discoveries and Works. All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation's activities shall be owned by the Corporation. The term "discoveries and works" includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall
(a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (b) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during Executive's employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive's employment by the Corporation, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Corporation at the time of such termination shall, as between the Executive and the Corporation, be presumed to have been made during the Executive's employment by the Corporation. Set forth on Schedule 7 attached hereto is a list of inventions, patented or unpatented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to Executive's employment by the Corporation and which are excluded from this Agreement.

     8.   Termination.

          (a) Either the Corporation or the Executive can terminate this Agreement, with or without "cause," upon thirty (30) days' prior written notice.

          (b) In the event the Corporation elects to terminate this Agreement without "cause", or the Executive elects to terminate this Agreement for "good reason", subject to the provisions of Section 9, the

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Corporation shall pay to the Executive, in addition to any amounts paid or payable under other provisions of this Agreement or any other agreements between the Corporation and the Executive, a severance payment equal to the balance of the base compensation for the Employment Period. Such severance will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten (10) working days of termination. In such event, all unvested options will vest in full on the effective date of termination and all options may be exercised any time within the term set forth in Section3(a). All other compensation and benefits provided for in this Agreement shall cease upon such termination to the extent allowable by law.

          (c) For purposes of this Agreement, the Executive shall be considered to have "good reason" to terminate this Agreement if (i) without his express written consent, the liabilities of the Executive are substantially reduced (except in connection with the termination of his employment voluntarily by the Executive, by the Company for "cause", or under the circumstances described in
Section 9 hereof), or (ii) a majority of the Board of Directors of the Company is not comprised of "Continuing Directors," where a "Continuing Director" of the Company as of any date means a member of the Board of Directors of the Company who (x) was a member of the Board of Directors of the Company on the effective date of this Agreement or (y) was nominated for election or elected to the Board of Directors of the Company with the a vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

          (d) In the event the Corporation terminates this Agreement for "cause" or the Executive terminates this Agreement without "good reason", the Executive's rights hereunder shall cease as of the effective date of such termination, except as otherwise provided herein. In such event, all unvested options shall be terminated and all vested options may be exercised anytime within the term set forth in Section 3(a). For purposes of this Agreement, the Corporation shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued, wilful and deliberate failure of the Executive to perform his duties, in a manner substantially consistent with the manner prescribed by the Board of Directors or the Chief Executive Officer of the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by the Executive in misconduct materially and demonstrably injurious to the Corporation, (iii) the conviction of the Executive of commission of a felony, whether or not such felony was committed in connection with the Corporation's business, or (iv) the circumstances described in Section 9 hereof, in which case the provisions of
 Section 9 shall govern the rights and obligations of the parties.

      9.  Disability; Death.

          (a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, the Corporation shall have the right to terminate this Agreement by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. After giving such notice, the Employment Period shall terminate with the payment of the Executive's base compensation for the month in which notice is given. All other compensation and benefits provided for in this Agreement shall cease upon such termination to the extent allowable by law.

          (b) In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 9, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by the Corporation.

          (c) If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Corporation shall pay to the Executive's estate his base compensation through the end of the month in

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 which the Executive's death occurred, at which time the Employment Period shall terminate without further notice and the Corporation shall have no further obligations hereunder.

           (d) Nothing contained in this Section 9 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of the Corporation which may be adopted by the Board of Directors of the Corporation.

     10.   Non-Competition.

           (a) Except as provided in paragraph (d) below, the Executive agrees that for a period commencing as of the date of employment of the Executive by the Corporation and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by the Corporation for the entire Employment Period or (ii) one year following termination of the Executive's employment by the Corporation for any reason, whether by action of the Executive or the Corporation (the "Non-Competition Period"), the Executive will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct of, planning for, or management of, or own any stock or any other equity investment in or debt of, any business which is directly in competition with any business conducted by the Corporation.

           For the purpose of this Agreement, a business shall be considered to be directly in competition with the business of the Corporation only if such business is engaged in providing services (i) similar to (x) any service currently provided by the Corporation or provided by the Corporation during the Employment Period; (y) any service in the ordinary course during the Non-Competition Period which evolves from or results from enhancements to the services provided by the Corporation as of the Effective Date hereof or during the Non-Competition period; or (z) any future service of the Corporation as to which the Executive materially and substantially participated in the design or enhancement, and (ii) to customers and clients of the type served by the Corporation during the Non-Competition Period.

           (b) Non-Solicitation of Employees. During the Non-Competition Period, the Executive will not (for Executive's own benefit or for the benefit of any person or entity other than the Corporation) solicit, or assist any person or entity other than the Corporation to solicit, any officer, director, executive or employee of the Corporation or its affiliates to leave his or her employment.

           (c) Reasonableness. Executive acknowledges that (i) the markets served by the Corporation are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period is related to the length of the Employment Period and the Corporation's agreement to provide severance benefits as set forth in Section 8(b); and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Corporation.

           (d) Investments. Nothing in this Agreement shall be deemed to prohibit Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Corporation, provided that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange of other public market, or (ii) are approved by the Corporation.

     11. Enforcement. The Executive agrees that the Corporation's remedies at law for any breach or threat of breach by him of the provisions of Sections 5, 6, 7, and 10 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Sections 5, 6,

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7, and 10 hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity.

       12. Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       13. Assignment. The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. The Corporation's rights and obligations under this Agreement shall not be assignable by the Corporation except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Corporation. In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

       14. Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

               Keith M. Price                Keith Price
               4750 River Vista Place        c/o ICF Kaiser International, Inc,
               Boise, Idaho 83703            9300 Lee Highway
                                             Fairfax, VA 22031-1207

and properly addressed to the Corporation if addressed to:

               ICF Kaiser International, Inc.
               9300 Lee Highway
               Fairfax, Virginia 22031-1207
               Attn:  General Counsel

       15. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.


     /s/                            ICF KAISER INTERNATIONAL
KEITH M. PRICE, Executive
                                    By _________/s/_____________
                                          James O. Edwards
                                          Chairman and Chief Executive Officer

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